Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6500	Pamela M. Garibaldi Vice President, Investor Relations and Corporate Marketing Digital Realty Trust, Inc. +1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER CORE FFO OF $1.18 PER

SHARE, UP 11.3% OVER FIRST QUARTER 2012

Record first quarter for leases signed totaling over $43.7 million in annualized GAAP rental revenue

San Francisco, Calif. (April 26, 2013) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the first quarter of 2013. All per share results are on a diluted share and unit basis.

Highlights:

•

Reported FFO of $1.16 per share for the first quarter of 2013, up 9.4% from $1.06 per share for the first quarter of 2012. Excluding certain items that do not represent core expenses or revenue streams in each quarter, first quarter 2013 core FFO was $1.18 per share, up 11.3% from first quarter 2012 core FFO of $1.06 per share;

•

Reported net income for the first quarter of 2013 of $51.7 million and net income available to common stockholders of $42.7 million, or $0.34 per share compared to $0.36 per share for the first quarter of 2012;

•	Closed our inaugural international bond offering with a £400 million 12-year unsecured notes issuance;

•

Completed the sale of 10.0 million shares of 5.875% Series G Cumulative Redeemable Preferred Stock, including partial exercise of the underwriters’ over-allotment option, raising net proceeds of approximately $241.5 million;

•	Acquired four properties totaling nearly 738,000 square feet for approximately $78.0 million;

•	Set record for leases signed in a first quarter totaling over $43.7 million in annualized GAAP rental revenue;

•	Commenced leases during the first quarter of 2013 totaling over $28.1 million of annualized GAAP rental revenue; and

•	Announced initiative to offer network neutral ecosystem to customers across the Company’s global portfolio.

Funds from operations (“FFO”), on a diluted basis, was $159.1 million in the first quarter of 2013, or $1.16 per share, compared to $1.16 per share in the fourth quarter of 2012 and up 9.4% from $1.06 per share in the first quarter of 2012. Excluding certain items that do not represent core expenses or revenue streams, first quarter 2013 core FFO was $1.18 per share, up 11.3% from first quarter 2012 core FFO of $1.06 per share.

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the first quarter of 2013 was $51.7 million, compared to $55.9 million for the fourth quarter of 2012 and $49.3 million for the first quarter of 2012. Net income available to common stockholders in the first quarter of 2013 was $42.7 million, or $0.34 per share, compared to $44.8 million, or $0.36 per share, in the fourth quarter of 2012, and $39.2 million, or $0.36 per share, in the first quarter of 2012.

The Company reported total operating revenues of $358.4 million in the first quarter of 2013, up 2.5% from $349.7 million in the fourth quarter of 2012, and up 26.6% from $283.1 million in the first quarter of 2012.

“We are very pleased with our solid operating performance in the first quarter and are encouraged by the high level of leasing activity that continues today,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “A significant portion of this activity during the quarter came from customers with large requirements that we were able to satisfy with our Custom Solutions offering. Notably, markets that experienced the highest levels of activity included New York metro, Northern Virginia, Chicago, London and Singapore.”

Leasing Activity

The Company signed leases during the quarter ended March 31, 2013 totaling over $43.7 million of annualized GAAP rental revenue, including nearly $2.0 million of colocation revenue.

Of the total leases signed during the first quarter of 2013, nearly 221,000 square feet was for space located in the Company’s U.S. portfolio. This includes over 29,000 square feet of Turn-Key FlexSM space leased at an average annual GAAP rental rate of $141.00 per square foot, over 166,000 square feet of Custom Solutions space leased at an average annual GAAP rental rate of $108.00 per square foot, approximately 9,000 square feet of colocation space leased at an average annual GAAP rental rate of $226.00 per square foot, and over 16,000 square feet of non-technical space leased at an average annual GAAP rental rate of $25.00 per square foot.

Leases signed during the first quarter of 2013 for space in the Company’s European portfolio totaled approximately 2,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $231.00 per square foot, over 106,000 square feet of Custom Solutions space leased at an average annual GAAP rental rate of $136.00 per square foot and over 37,000 square feet of non-technical space leased at an average annual GAAP rental rate of $30.00 per square foot.

Leases signed during the first quarter of 2013 for space in the Company’s Asia Pacific portfolio totaled nearly 17,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $196.00 per square foot.

For the quarter ended March 31, 2013, the Company commenced leases totaling over $28.1 million of annualized GAAP rental revenue, including over $2.0 million of colocation revenue.

Acquisitions Activity

In January 2013, the Company acquired a 62,000 square foot data center in Dallas, Texas for a purchase price of $8.5 million. The fully leased property is located approximately 3.5 miles from Digital Realty’s Digital Dallas Datacenter Campus. The Company also purchased three buildings in the Phoenix, Arizona area totaling approximately 227,000 square feet for a purchase price of $24.0 million. The first building totaling approximately 109,000 square feet will be added to Digital Realty’s inventory of space held for development and is capable of supporting approximately 7.2 megawatts of IT capacity. The seller and current tenant occupies the remaining two office buildings on a short-term lease basis, offsetting the near-term costs for the property.

In March 2013, the Company acquired a 120,000 square foot data center development property in Markham, Ontario (Canada) for a purchase price of $8.4 million. The property is located approximately 17 miles north of Toronto’s central business district. The Company also completed a sale leaseback transaction with Delta Air Lines of a 329,000 square foot data center facility in Eagan, Minnesota, a suburb of Minneapolis for a purchase price of $37.0 million.

As of April 26, 2013, the Company’s portfolio comprised 122 properties, excluding three properties held in unconsolidated joint ventures, consisting of 175 buildings totaling approximately 22.7 million net rentable square feet, including 2.6 million square feet of space held for development. The portfolio is strategically located in 32 key data center markets throughout North America, Europe, Asia and Australia.

Balance Sheet Update

Total assets grew to approximately $9.0 billion at March 31, 2013 from $8.8 billion at December 31, 2012. Total debt increased to $4.7 billion at March 31, 2013 from $4.3 billion at December 31, 2012. Stockholders’ equity was approximately $3.3 billion at March 31, 2013, compared to approximately $3.5 billion at December 31, 2012.

In January 2013, the Company closed its inaugural international bond offering with £400 million 12-year unsecured notes, interest on which is payable semiannually in arrears at a rate of 4.25% per annum.

On April 9, 2013, the Company completed the sale of 10.0 million shares of its 5.875% Series G Cumulative Redeemable Preferred Stock, including partial exercise of the underwriter’s over-allotment option, raising net proceeds of approximately $241.5 million.

“In addition to our inaugural £400 million unsecured notes offering, our recent preferred offering represented the lowest dividend rate for a split-rated (Baa3/BB+) preferred issuer in the REIT sector,” said A. William Stein, CFO and Chief Investment Officer of Digital Realty. “We believe the success of these financing transactions is a testament to the strength of our balance sheet and to our commitment to reducing our overall cost of capital, which continues to support the growth of our global platform.”

The Company is not revising its 2013 FFO guidance range of $4.65 to $4.80 per share, 2013 core FFO guidance range of $4.70 to $4.85 per share, and underlying assumptions at this time.

Investor Conference Call Details

Digital Realty will host a conference call on Friday, April 26, 2013 at 10:00 am PT / 1:00 pm ET to discuss its first quarter 2013 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5758 (for international callers) and quote the conference ID # 30119432 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, telephone and webcast replays will be available until 11:59 pm ET on Friday, May 10, 2013. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID # 30119432. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 122 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 22.7 million square feet as of April 26, 2013, including 2.6 million square feet of space held for development. Digital Realty’s portfolio is located in 32 markets throughout North America, Europe, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development plans, and expected timing, size and IT capacity of development projects, expectations regarding the Company’s future growth, financial resources and success and the Company’s 2013 FFO and net income guidance. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for development; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Operating Revenues:
Rental	$281,399	$222,834
Tenant reimbursements	75,917	57,862
Construction management	806	2,452
Other	248	—

Total operating revenues	358,370	283,148

Operating Expenses:
Rental property operating and maintenance	106,780	79,845
Property taxes	21,042	16,042
Insurance	2,205	2,230
Construction management	384	193
Depreciation and amortization	111,623	83,995
General and administrative	15,951	14,250
Transactions	1,763	677
Other	36	—

Total operating expenses	259,784	197,232

Operating income	98,586	85,916
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	2,335	1,389
Interest and other income	41	709
Interest expense	(48,078)	(38,030)
Tax (expense) benefit	(1,203)	(721)

Net Income	51,681	49,263
Net income attributable to noncontrolling interests	(970)	(1,221)

Net Income Attributable to Digital Realty Trust, Inc.	50,711	48,042
Preferred stock dividends	(8,054)	(8,831)

Net Income Available to Common Stockholders	$42,657	$39,211

Net income per share available to common stockholders:
Basic	$0.34	$0.37
Diluted	$0.34	$0.36
Weighted average shares outstanding:
Basic	126,445,285	107,099,856
Diluted	126,738,339	107,584,856

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$679,803	$661,058
Acquired ground leases	13,137	13,658
Buildings and improvements	7,826,501	7,662,973
Tenant improvements	419,062	404,830

Total investments in properties	8,938,503	8,742,519
Accumulated depreciation and amortization	(1,288,440)	(1,206,017)

Net investments in properties	7,650,063	7,536,502
Investment in unconsolidated joint ventures	72,930	66,634

Net investments in real estate	7,722,993	7,603,136
Cash and cash equivalents	42,130	56,281
Accounts and other receivables, net	177,951	168,286
Deferred rent	340,753	321,715
Acquired above market leases, net	59,079	65,055
Acquired in place lease value and deferred leasing costs, net	494,384	495,205
Deferred financing costs, net	33,393	30,621
Restricted cash	43,929	44,050
Other assets	56,880	34,865

Total Assets	$8,971,492	$8,819,214

LIABILITIES AND EQUITY
Global revolving credit facility	$546,649	$723,729
Unsecured term loan	747,830	757,839
Unsecured senior notes, net of discount	2,341,972	1,738,221
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	779,273	792,376
Accounts payable and other accrued liabilities	613,537	646,427
Accrued dividends and distributions	—	93,434
Acquired below market leases, net	141,257	148,233
Security deposits and prepaid rents	152,626	154,171

Total Liabilities	5,589,544	5,320,830

Equity:
Stockholders’ equity	3,345,627	3,468,305
Noncontrolling interests	36,321	30,079

Total Equity	3,381,948	3,498,384

Total Liabilities and Equity	$8,971,492	$8,819,214

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net income available to common stockholders	$42,657	$44,815	$39,211
Adjustments:
Noncontrolling interests in operating partnership	824	1,336	1,586
Real estate related depreciation and amortization (1)	110,690	106,797	82,993
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	833	727	905

FFO available to common stockholders and unitholders (2)	$155,004	$153,675	$124,695

Basic FFO per share and unit	$1.20	$1.21	$1.12
Diluted FFO per share and unit (2)	$1.16	$1.16	$1.06
Weighted average common stock and units outstanding
Basic	128,888	127,515	111,433
Diluted (2)	137,680	137,510	125,482

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	111,623	107,718	83,995
Non-real estate depreciation	(933)	(921)	(1,002)

	$110,690	$106,797	$82,993

(2)	At March 31, 2013, we had 0 series D convertible preferred shares outstanding, as a result of the redemption of all remaining shares on February 26, 2013, which calculates into 1,909 common shares on a weighted average basis for the three months ended March 31, 2013. At December 31, 2012, we had 4,937 series D convertible preferred shares outstanding that were convertible into 3,143 common shares on a weighted average basis for the three months ended December 31, 2012. At March 31, 2012, we had 5,126 series C convertible preferred shares and 6,977 series D convertible preferred shares outstanding that were convertible into 2,785 common shares and 4,337 common shares on a weighted average basis for the three months ended March 31, 2012, respectively. For the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, we have excluded the effect of dilutive series E and series F preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E and series F preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012 would be 7,161, 7,116 and 4,026 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,590, 6,531 and 6,442 common shares on a weighted average basis for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
FFO available to common stockholders and unitholders	$155,004	$153,675	$124,695
Add: Series C convertible preferred dividends	—	—	1,402
Add: Series D convertible preferred dividends	—	1,697	2,398
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050

FFO available to common stockholders and unitholders – diluted	$159,054	$159,422	$132,545

Weighted average common stock and units outstanding	128,888	127,515	111,433
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	293	321	485
Add: Effect of dilutive series C convertible preferred stock	—	—	2,785
Add: Effect of dilutive series D convertible preferred stock	1,909	3,143	4,337
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,590	6,531	6,442

Weighted average common stock and units outstanding – diluted	137,680	137,510	125,482

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
FFO available to common stockholders and unitholders – diluted	$159,054	$159,422	$132,545
Termination fees and other non-core revenues (3)	(248)	(158)	—
Significant transaction expenses	1,763	5,331	677
Change in fair value of contingent consideration (4)	1,300	(1,051)	—
Other non-core expense adjustments (5)	36	—	—

CFFO available to common stockholders and unitholders – diluted	$161,905	$163,544	$133,222

Diluted CFFO per share and unit	$1.18	$1.19	$1.06

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5)	Includes reversal of accruals and certain other adjustments that are not core to our business.

A reconciliation of the range of 2013 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.37 – 1.52
Add:
Real estate depreciation and amortization	$3.43
Less:
Dilutive impact of convertible stock	($0.15)

Projected FFO per diluted share	$4.65 – 4.80
Adjustments for items that do not represent core expenses and revenue streams	$0.05

Projected core FFO per diluted share	$4.70 – 4.85

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.